NEWS RELEASE


        September 3, 1996
        6:45 a.m. CDT


                                FOR IMMEDIATE RELEASE


        For more information contact: Erl A. Schmiesing (319) 291-5429
                                      Chairman, President and CEO

                                      Robert S. Kahler (319) 291-5421
                                      Executive Vice President and CFO


                  MAGNA GROUP AND HOMELAND ANNOUNCE MERGER AGREEMENT
                     RESULTING $6.6 BILLION BANK GROUP WILL HAVE
                    139 LOCATIONS IN MISSOURI, ILLINOIS, AND IOWA

                                        *****

        WATERLOO, IOWA, -- Magna Group, Inc. (Nasdaq stock market symbol-MAGI) and Homeland Bankshares Corporation (Nasdaq stock market symbol-HLND), Waterloo, Iowa, today announced the signing of a definitive agreement for the acquisition of Homeland by Magna. Homeland ranks as the second largest bank holding company headquartered in Iowa, with total assets of $1.20 billion as of June 30, 1996. Homeland owns and operates four commercial banks and one savings bank and provides financial services through a network of 33 locations in the state of Iowa.

        Under the terms of the agreement, Magna will issue 5,038,934 shares of Magna common stock and $91,966,970 in cash in exchange for all of the outstanding shares of Homeland's common stock. Each share of Homeland's common stock may be exchanged for approximately 1.55 shares of Magna common stock or a comparable amount in cash. Homeland stockholders may elect to receive all Magna common stock, all cash, or a mixture of stock and cash, subject to certain limitations. The transaction has a current aggregate market value of approximately $216 million.

        After completion of the acquisition, Erl A. Schmiesing, Chairman, President and CEO of Homeland Bankshares Corporation, and Douglas K. Shull, Treasurer and CFO of Casey's General Stores, Inc., will become directors of Magna Group, Inc. The acquisition is scheduled to be completed in the first quarter of 1997. It is subject to (among other things) regulatory approval and the vote of the Homeland stockholders.

        According to G. Thomas Andes, Chairman and Chief Executive Officer of Magna, the acquisition will be accretive to earnings within 12 months. "Based on our analysis, cost savings of approximately $8 million can be achieved through centralization of systems and procedures and the consolidation of the various bank charters," stated Andes.

        "This acquisition opens a whole new market and offers growth and revenue enhancement opportunities for Magna," said Andes. "We are excited about this new partnership and look forward to building on the rich, community tradition that Homeland has established in Iowa. We are also delighted to have Erl and Doug join our Board. Both individuals have strong backgrounds and can help us build our retail franchise."

        "We are very pleased to associate with Magna, a quality organization that is dedicated to community banking and its employees," said Schmiesing. "They are committed to delivering superior services; and we are confident that, with Magna's added resources and technology, we can be even more effective in providing our customers with products and services that will exceed their expectations."

        Magna Group, Inc. is a St. Louis-based community bank holding company with $5.35 billion in assets. The Company has 106 banking locations throughout Illinois and Missouri, and a trust and brokerage company. Based on a deposit market share, Magna is the third largest banking institution in the St. Louis Metropolitan area and ranks as the ninety-fifth largest bank holding company in the country.

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